Exhibit 99.1

NEWS RELEASE	FOR IMMEDATE RELEASE

Contact:

Thomas C. Hoster Chief Financial Officer @Road 510-870-1099 thoster@road-inc.com	David J. Lebedeff Investor Relations Director @Road 510-870-1317 dlebedeff@road-inc.com

@Road® Quarterly Service Revenues Up 14 Percent Sequentially
Company Reports $0.00 Per Share in the Second Quarter

Fremont, CA – July 24, 2003 – @Road (Nasdaq: ARDI), a leading provider of mobile resource management (MRM) solutions, today announced results for the second quarter ended June 30, 2003.

Service revenues for the second quarter of 2003 were $12.1 million, up 53 percent from $8.0 million reported for the same period in 2002 and up 14 percent from $10.6 million for the first quarter 2003. Total revenues for the second quarter of 2003 were $15.8 million, up 51 percent from $10.5 million reported for the same period in 2002 and up 15 percent from $13.7 million for the first quarter 2003.

“We are very pleased to report second quarter results of $0.00 per share,” said Krish Panu, president and CEO of @Road. “We are also very pleased by the 14 percent growth in our service revenues in the second quarter compared to the first quarter of 2003 in light of the challenging business climate in the United States. We were able to increase our subscriber base and improve our margins and several of our other operating metrics,” stated Mr. Panu.

Net loss for the second quarter of 2003 was $227,000, or a loss of $0.00 per share, compared with a net loss of $4.2 million, or a loss of $0.09 per share, for the same period in 2002.

For the six months ended June 30, 2003, total revenues increased to $29.5 million from $20.2 million for the same period a year ago. Service revenues grew to $22.7 million for the six months ended June 30, 2003 from $15.2 million for the same period a year earlier.

Net loss for the first six months of 2003 was $1.5 million, or a loss of $0.03 per share, compared with a net loss of $9.5 million, or a loss of $0.21 per share, for the same period in 2002.

The company’s balance sheet at June 30, 2003 included $40.9 million of cash, cash equivalents and short-term investments. Total assets as of June 30, 2003 were $74.6 million.

Second Quarter 2003 Highlights

•	Financial – increased subscriber base by 10 percent from March 31, 2003 and by 42 percent from June 30, 2002; increased cash, cash equivalents and short-term investments by $1.7 million in the second quarter of 2003 from the first quarter of 2003.

The American Stock Exchange® (Amex®) began trading options on @Road on Monday, June 2, 2003. The options trade in the January expiration cycle with initial expirations in June, July, October and January.

The Chicago Board Options Exchange (CBOE) began listing options on @Road common stock under the CBOE ticker symbol UDH on Wednesday, June 4, 2003. The options trade in the January expiration cycle with initial expirations in June, July, October and January.

•	Strategic Customers – selected by Frontier Communications, a Citizens Communications Company, to help it manage its field operations, improve productivity and increase customer satisfaction. Frontier offers service in 24 states over 2.4 million access lines across the U.S.

Waste Management, a nationwide provider of collection, landfill, recycling and other related services, has equipped 1,800 of its mobile workers in 12 U.S. markets with Nextel Communications’ assisted GPS-enabled phones by Motorola and the @Road mobile resource management service.

•	New Services – Announced the availability of @Road Driver Logs and State Mileage Report features. @Road Driver Logs is designed to be an automated Hours of Service feature. Subscribers can now electronically record Duty Status changes and Hours of Service (HOS) information directly into their on-board @Road Internet Data TerminalTM (iDTTM). The State

Mileage Report feature is designed to enable companies to automatically record how many miles each subscriber has traveled. The information from the State Mileage Report can be used when preparing state-mandated quarterly fuel tax reports.

Announced the nationwide availability of the @Road MRM service offering using Sprint’s all-digital, all-CDMA 1xRTT (single carrier (1x) radio transmission technology) Third-Generation (3G) wireless network.

Announced the availability of @Road DirectData 2.1 service. For companies seeking to leverage their existing IT infrastructure, DirectData 2.1 is designed to continuously and securely deliver location-, message- and form-based information to enterprise applications for integration into routing, dispatching, payroll or other legacy systems.

Announced the general availability of the @Road MRM service offering using AT&T Wireless’ high-speed GPRS (General Packet Radio Service) network.

•	Intellectual Property – awarded two patents by the U.S. Patent and Trademark Office, the eighth and ninth awarded to the company. @Road has 36 additional patents pending in jurisdictions throughout the world.

•	Accolades – ranked 19 on the annual San Jose/Silicon Valley Business Journal survey of the 50 fastest-growing public companies in Silicon Valley. The Business Journal ranking reflects a composite performance score in 2002 among all publicly held companies in Silicon Valley, including return on average equity, increase in revenues year-over-year and improvement in profit margin year-over-year.

Conference Call and Webcast Details
@Road will host a teleconference Thursday, July 24th, commencing at 2:00 p.m. Pacific DST, to discuss second quarter financial results. Participating in the call will be @Road President and CEO Krish Panu and CFO Tom Hoster. All interested parties may listen by dialing 800-231-9012 or 719-457-2617, or by tuning into the Webcast at www.road.com.

About @Road

@Road (Nasdaq: ARDI) is a leading provider of mobile resource management (MRM) services, a rapidly growing category of productivity solutions integrating wireless communications, location technologies, hosted software applications, transaction processing and the Internet to help companies better manage mobile workers. Any size organization, in any industry or public sector, in which improving the productivity of mobile workers has an impact on revenue, expenses, customer service and competitive advantage, will benefit from @Road MRM services. Because @Road offers MRM services on a hosted basis, customers avoid expensive and complex software and IT infrastructure investments. Since @Road delivers services on a subscription basis, customers can experience a rapid and measurable return-on-investment.

@Road delivers its MRM services to more than 109,000 mobile workers in North America every day. The company has headquarters in Fremont, CA, and secure networked data centers on both U.S. coasts. For more information, visit the @Road web site at www.road.com.

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Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, @Road historical and future losses and operating results; limited operating history; scalability of the @Road business model; ability of @Road to successfully develop, market and sell its products and services, including Driver Logs, State Mileage Report, DirectData 2.1 services and products and services relating to the Sprint or AT&T Wireless networks; ability of @Road to sell and deploy its products and services to large customers, such as Waste Management and Frontier Communications; dependence on wireless networks owned and controlled by others, such as those offered by Sprint and AT&T Wireless; ability of @Road to execute its plan and adapt to a rapidly changing economic and business environment; and general economic and political conditions. Further information regarding these and other risks is included in the @Road Report on Form 10-K dated March 31, 2003, Report on Form 10-Q dated May 14, 2003 and in its other filings with the Securities and Exchange Commission. @Road undertakes no obligation to update the forward-looking statements contained in this press release.

@Road is a registered trademark of At Road, Inc. The @Road logo, Internet Data Terminal and iDT are trademarks of At Road, Inc. All other trademarks and/or service marks are the property of their respective owners.

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At Road, Inc.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	June 30, 2003	December 31, 2002(*)

ASSETS
Current assets:
Cash, cash equivalents, and short-term investments	$40,901	$37,900
Accounts receivable, net	7,557	7,407
Inventories	4,594	5,399
Deferred product costs and other current assets	11,150	9,937

Total current assets	64,202	60,643
Property and equipment, net	2,165	2,500
Deferred product costs and other assets	8,268	7,407

Total assets	$74,635	$70,550

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$6,722	$7,278
Deferred revenue and customer deposits	9,297	7,594

Total current liabilities	16,019	14,872
Deferred revenue	7,089	5,321
Other long term liabilities	114	190

Total liabilities	23,222	20,383
Stockholders’ equity:
Common stock	172,536	170,610
Deferred stock compensation	(184)	(491)
Notes receivable from stockholders	(1,525)	(2,068)
Accumulated deficit	(119,414)	(117,884)

Total stockholders’ equity	51,413	50,167

Total liabilities and stockholders’ equity	$74,635	$70,550

(*) Derived from the audited December 31, 2002 financial statements

At Road, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(unaudited)

	Three months ended			Six months ended

	June 30,	March 31,	June 30,	June 30,	June 30,
	2003	2003	2002	2003	2002

Revenues:
Service	$12,135	$10,603	$7,957	$22,738	$15,208
Product	3,634	3,138	2,501	6,772	4,950

Total revenues	15,769	13,741	10,458	29,510	20,158

Costs and expenses:
Cost of service revenue	4,266	3,792	3,325	8,058	6,534
Cost of product revenue	5,192	4,637	3,796	9,829	7,750
Research and development	1,297	1,336	2,604	2,633	5,602
Sales and marketing	2,840	2,597	1,476	5,437	3,062
General and administrative	2,440	2,218	1,899	4,658	4,832
Intangibles amortization	11	424	414	435	828
Stock compensation	94	192	376	286	437

Total costs and expenses	16,140	15,196	13,890	31,336	29,045

Loss from operations	(371)	(1,455)	(3,432)	(1,826)	(8,887)
Investment impairment charge	—	—	(1,035)	—	(1,035)
Other income/(expense), net	144	152	220	296	465

Net loss	$(227)	$(1,303)	$(4,247)	$(1,530)	$(9,457)

Basic and diluted net loss per share	$0.00	$(0.03)	$(0.09)	$(0.03)	$(0.21)

Shares used in calculating basic and diluted net loss per share	48,196	47,577	45,904	47,887	45,596